THIRD AMENDMENT TO
COMMERCIAL LOAN AGREEMENT

	This Third Amendment to the Commercial Loan Agreement ("Amendment") is entered into as of this 9th day of May, 1996 by and between SUMITOMO BANK OF CALIFORNIA ("Bank") and THE TITAN CORPORATION, a Delaware Corporation ("Borrower"), with reference to the following:

RECITALS

A.	Borrower and Bank entered into that certain Commercial Loan Agreement
("Agreement") dated August 8, 1994 and subsequently amended on May 25, 1995 and December 29, 1995.

B.	Borrower anticipates acquiring the common stock of Eldyne, Inc.,
Unidyne, Inc., and Diversified Controls Systems, Inc. (collectively, the "Eldyne Acquisition").

C.	Borrower and Bank desire to amend the Agreement on the terms and conditions set forth herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

	1.	Defined Terms.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given such terms in the Agreement.

	2.	Amendments.  This Agreement is hereby amended as follows:

		A. 1.3 Interest Rate. Section 1.3 of the Agreement is hereby eliminated and replaced with the following:

		(a)	Unless Borrower elects an Optional Interest Rate as
described below, the interest rate is Bank's Prime Rate in effect from time to time plus one half of one percent (.50%).

		(b)	The "Prime Rate" equals the rate of interest set from time
to time by Bank at its head office in San Francisco, California as its Prime
Rate. The Prime Rate is determined by Bank as a meands of pricing credit extensions to some customers and is neither tied to any external rate of interest or index nor is it necessarily the lowest rate of interest charge by Bank at any given time for any particular class of customers or credit extensions. Any changes in the interest rate resulting from a change in the Prime Rate shall take effect without notice on the date specified at the time the Prime Rate is set.
THIRD AMENDMENT TO COMMERCIAL LOAN AGREEMENT
PAGE 2


		(c)	Optional Interest Rate.  Instead of the interest rate based
on Bank's Prime Rate, Borrower may elect to have all or portions of the
Revolving Line of Credit (during the Availability Period) bear interest at the
Offshore Rate plus two and one half percent (2.50%), as more fully described in paragraph 1.3 (d) below (the "Optional Interest Rate"), during an interest period agreed to by Bank and Borrower.  Each interest rate is a rate per annum.  Interest will be paid on the last day of each interest period and, if the interest period is longer than 30 days, then on the first day of each month during the interest period.  At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless Borrower has designated another Optional Interest Rate for that Portion.

		(d)	Offshore Rate/Rate Plus Disclosed Spread.  Borrower may
elect to have all or portions of the principal balance of the Revolving Line of Credit bear interest at the Offshore Rate plus two and one half percent (2.5%).

		Designation of an Offshore Rate portion is subject to the
following 				requirements:

(i)	The interest period during which the Offshore Rate will be
in effect will be no shorter than 30 days and no longer than 180 days as selected by Borrower (except that Borrower may select an interest period of 14 days so long as the Offshore Rate portion is at least $1,000,000). The last day of the interest period will be determined by Bank using the practices of the offshore dollar inter-bank market.

(ii)	Each Offshore Rate portion will be for an amount not less
than two hundred fifty thousand dollars ($250,000) (other than for an interest period of 14 days, in which event the amount may not be less than $1,000,000) and increments of fifty thousand dollars above the minimum.

(iii)	The "Offshore Rate" means the interest rate determined by
the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Bank as of the first day of the interest period.)

Offshore Rate = Eurodollar Rate
                                                   (1.00 - Reserve Percentage)

Where,

(A)	"Eurodollar Rate" means the interest rate quoted by the
Bank's International Department as the "LIBOR rate" applicable for the interest period chosen by Borrower.

(B)	"Reserve Percentage" means the total of the maximum reserve
percentages for determining the reserves to be maintained by member banks for the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(iv)	Borrower may not elect not an Offshore Rate with respect to
any portion of the principal balance of the Revolving Line of Credit which is scheduled to be repaid before the last day of the applicable interest period.

(v)	No portion of the principal balance of the line of credit
already bearing interest at the Offshore Rate may be converted to a different rate during its interest period.

(vi)	Each prepayment of an Offshore Rate option, whether
voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

(A)	the additional interest which would have been payable
on the amount prepaid had it not been paid until the last day of the interest period, exceeds

(B)	the interest which would have been recoverable by Bank
by placing the amount prepaid on the deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(C)	Bank will have no obligation to accept an election of
an Offshore Rate portion if any of the following described events has occurred and is continuing:

(x)	Dollar deposits in the principal amount, and for
periods equal to the interest period, of an Offshore
Rate portion are not available in the offshore Dollar interbank market; or

(y)	the Offshore Rate does not accurately reflect
the cost of an Offshore Rate portion.

(e)	Interest Rate Reduction.  At such time that the Borrower
experiences two consecutive quarters of positive net income, the applicable Interest Rate will become the Offshore Rate plus two percent (2.00%).

B. 6.2 Financial Information. Section 6.2 is hereby amended witht he addition of the following:

(e)	Borrower to submit a closing balance sheet reflecting the
Eldyne Acquisition by August 25, 1996.

(f)	Within 55 days of each fiscal quarter end, consolidated
financial statements for the three entities constituting the Eldyne Acquisition.

C. 6.5 Tangible Net Worth. Section 6.5 of the Agreement is hereby eliminated and replaced with the following:

    6.5 Minimum Tangible Net Worth. Borrower will maintain on a consolidated basis as of of the last day of the quarter ending
June 30, 1996 a Minimum Tangible Net Worth of $28,000,000 plus 50% of net income realized after December 31, 1995 shall apply.

"Minimum Stockholders Equity" to be defined as the difference between Total Liabilities and Total Assets.

"Tangible Net Worth" to be defined as book net worth minus intangible assets (such as goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, capitalized software costs, license fees, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of Borrower) plus liabilities subordinated to Bank in a manner acceptable to Bank (using Bank's standard form). Deferred income taxes shall not be deemed intangible assets.

6.22 Additional Covenants. Section 6.22 sub section (e) is eliminated and replaced with the following:

(e)	acquire or purchase a business or its assets for a
consideration, including assumption of debt, in excess of One
Million and 00/100 dollars ($1,000,000.00).

The following sub-section is an addition to section 6.22:

(k)	advance funds to Eldyne, Inc., Unidyne, Inc. or Diversified
Control Systems, Inc. as long as these subsidiaries have working capital credit facilities committed to them by any financial institution or commercial lender.

"BORROWER"                                                     "BANK"
THE TITAN CORPORATION                             SUMITOMO BANK OF CALIFORNIA

BY__/s/ Roger Hay__________                 BY__/s/ David W. Shaw, VP_________
Roger Hay, Sr. VP/CFO                           (Printed Name and Title)
(Printed Name and Title)